Exhibit 99.1

Ryerson Reports Third

Quarter 2022 Results

Quarterly results include strong operating cash flow generation, sequential reduction in debt and increase in book value of equity. Business highlights include increase in dividend, acquisition of value-add enterprises and retirement of all high-yield debt.

CHICAGO – November 2, 2022 –Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the third quarter ended September 30, 2022.

Highlights:

•
Diluted EPS1 of $1.46 on $1.54 billion of revenue
•
Net Income of $55.1 million and Adjusted EBITDA, excluding LIFO2 of $78.5 million
•
Generated Operating Cash Flow of $151.6 million and Free Cash Flow3 of $124.0 million
•
Redeemed the final $50 million outstanding balance of 8.50% senior secured notes due 2028 (the “Notes”)
•
Reduced debt to $477 million and net debt4 to $426 million
•
Increased book value of equity5 to $893 million, up from $851 million at June 30, 2022
•
Announced a fourth quarter 2022 dividend of $0.16 per share, a 7% increase from the prior quarter
•
Completed acquisition of Howard Precision Metals, Inc
•
Completed acquisition of Excelsior, Inc subsequent to quarter-end

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q3 2022		Q3 2021		Q2 2022		YoY		QoQ	9MO 2022		9MO 2021		YoY

Revenue	$1,543.1		$1,575.1		$1,743.5		(2.0)%		(11.5)%	$5,035.4		$4,141.4		21.6%
Tons shipped	512		519		524		(1.3)%		(2.3)%	1,564		1,621		(3.5)%
Average selling price/ton	$3,014		$3,035		$3,327		(0.7)%		(9.4)%	$3,220		$2,555		26.0%
Gross margin	17.6%		23.1%		26.7%		-550 bps		-910 bps	22.8%		19.8%		300 bps
Gross margin, excl. LIFO	16.2%		29.6%		22.5%		-1340 bps		-630 bps	20.9%		26.8%		-590 bps
Warehousing, delivery, selling, general, and administrative expenses	$186.5		$180.2		$182.9		3.5%		2.0%	$544.7		$530.3		2.7%
As a percentage of revenue	12.1%		11.4%		10.5%		70 bps		160 bps	10.8%		12.8%		-200 bps
Net income attributable to Ryerson Holding Corporation	$55.1		$49.7		$196.4		10.9%		(71.9)%	$415.1		$187.9		120.9%
Diluted earnings per share	$1.46		$1.27		$5.10		$0.19		$(3.64)	$10.78		$4.84		$5.94
Adjusted diluted earnings per share	$1.48		$3.25		$5.31		$(1.77)		$(3.83)	$11.11		$4.77		$6.34
Adj. EBITDA, excl. LIFO	$78.5		$301.0		$224.2		(73.9)%		(65.0)%	$553.3		$621.9		(11.0)%
Adj. EBITDA, excl. LIFO margin	5.1%		19.1%		12.9%		-1400 bps		-780 bps	11.0%		15.0%		-400 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$476.9		$672.6		$533.5		(29.1)%		(10.6)%	$476.9		$672.6		(29.1)%
Cash and cash equivalents	$50.9		$39.9		$41.4		27.6%		22.9%	$50.9		$39.9		27.6%
Net debt	$426.0		$632.7		$492.1		(32.7)%		(13.4)%	$426.0		$632.7		(32.7)%
Net debt / LTM Adj. EBITDA, excl. LIFO	0.5	x	1.0	x	0.5	x	(0.5	x)	—	0.5	x	1.0	x	(0.5	x)
Cash conversion cycle (days)	83.4		68.1		77.5		15.3		5.9	78.7		60.4		18.3
Net cash provided by (used in) operating activities	$151.6		$(20.7)		$85.5		$172.3		$66.1	$319.6		$(71.8)		$391.4

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said “I want to thank all of my Ryerson Family of Companies colleagues for a job well done in transitioning to counter-cyclical industry conditions during the quarter while also realizing significant achievements and milestones toward preparing for the next industry upturn as positive secular drivers for industrial metals demand remain intact. In the third quarter of 2022, Ryerson delivered strong operational and financial performance. Despite decreasing metals prices and declining industry demand, we generated healthy operating cash flow and very strong free cash flow yields through our business model as well as working capital release due to the counter-cyclical nature of our balance sheet. Importantly, the work we have done over the past several quarters transforming our balance sheet means we are no longer a high-yield debt company. Ryerson is now in a historically strong position to reinvest in the modernization and growth of our intelligent and connected service center network, while continuing to provide returns to shareholders. After taking the opportunity to reflect on the progress we have made over the past several quarters and years, we look forward to providing further insight into Ryerson’s plans for the future during our Investor Day at the New York Stock Exchange on November 8, 2022. As Ryerson celebrates its 180th birthday this November, we hope to see you there in person or virtually.”

Third Quarter Results

Ryerson generated revenues of $1.54 billion in the third quarter of 2022, a decrease of 11.5% compared to $1.74 billion for the second quarter of 2022 primarily driven by lower selling prices. Average selling prices declined 9.4% compared to the second quarter while volume declined 2.3%. Gross margin contracted sequentially by 910 basis points to 17.6% in the third quarter of 2022, compared to 26.7% in the second quarter of 2022. Gross margins were primarily impacted by the dramatic drop in spot prices versus the lagging average cost of goods sold decline. Sequentially, supply constraints eased versus the second quarter while inventory availability increased and lead times decreased. Cost of goods sold in the third quarter of 2022 included LIFO income of $21.1 million, compared to LIFO income of $73.8 million in the second quarter of 2022. Excluding the impact of LIFO, gross margin contracted 630 basis points to 16.2% in the third quarter of 2022, compared to 22.5% in the second quarter of 2022. Warehousing, delivery, selling, general and administrative expenses increased 2% to $186.5 million in the third quarter of 2022, compared to $182.9 million in the second quarter of 2022 driven primarily by inflationary pressures.

Net income attributable to Ryerson Holding Corporation for the third quarter of 2022 was $55.1 million, or $1.46 per diluted share, compared to $196.4 million, or $5.10 per diluted share in the previous quarter. Net income in the third quarter of 2022 includes a charge of $1.5 million related to loss on the retirement of debt and a $0.6 million gain on bargain purchases. Excluding these one-time items and the associated income taxes, adjusted net income attributable to Ryerson Holding Corporation for the third quarter was $55.8 million, or $1.48 per diluted share, compared to $204.4 million, or $5.31 per diluted share, for the second quarter of 2022. Ryerson generated Adjusted EBITDA, excluding LIFO of $78.5 million in the third quarter of 2022, compared to second quarter 2022 Adjusted EBITDA, excluding LIFO of $224.2 million.

Liquidity & Debt Management

Ryerson generated $151.6 million of operating cash in the third quarter of 2022 driven by a combination of strong operating profit and working capital release. Ryerson’s leverage ratio for the third quarter of 2022 remained flat quarter-over-quarter at 0.5x, a record low since our initial public offering in 2014. The Company ended the third quarter of 2022 with $477 million of debt and $426 million of net debt, a decrease in net debt of $66 million compared to the second quarter of 2022. The Company’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, increased to $906 million as of September 30, 2022, compared to $894 million as of June 30, 2022.

Bond Repurchase. During the third quarter of 2022, Ryerson redeemed the remaining $50 million of Notes by exercising an optional redemption feature. As of September 30, 2022, Ryerson no longer has any high yield debt outstanding. Related to the Note redemption in the third quarter, a loss on retirement of debt of $1.5 million was recognized and is excluded from adjusted net income and adjusted diluted EPS.

Shareholder Return Activity

Dividends. On November 2, 2022, the Board of Directors declared a quarterly cash dividend of $0.16 per share of common stock, payable on December 15, 2022 to stockholders of record as of December 1, 2022. Ryerson paid a quarterly dividend in the amount of $0.15 per share, amounting to a cash return of approximately $5.5 million for the third quarter of 2022.

Share Repurchase. Ryerson repurchased approximately 34,000 shares of common stock resulting in a return to shareholders of approximately $0.9 million for the third quarter of 2022. Ryerson made these repurchases in accordance with its share repurchase program, which authorizes the Company to acquire up to an aggregate amount of $75.0 million of the Company’s common stock through August 3, 2024. During the third quarter of 2022, Ryerson returned approximately $6.4 million to shareholders in the form of dividends and share repurchases.

Outlook Commentary

Ryerson expects counter-cyclical business conditions to continue through the fourth quarter of 2022. Benchmark carbon, aluminum and nickel price decreases are anticipated to continue into the fourth quarter while sales volumes experience slow-down driven by seasonal declines in buying as well as decelerating economies in North America, Europe, and China. As such, Ryerson anticipates fourth quarter 2022 revenues in the range of $1.25 billion to $1.30 billion, with a sequential average selling price decrease of 7% to 11%, and a shipment volume decrease of 8% to 10%. LIFO income in the fourth quarter of 2022 is expected to be $20 million. We expect adjusted EBITDA, excluding LIFO in the range of $40 million to $44 million and earnings per diluted share in the range of $0.70 to $0.78.

Third Quarter 2022 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q3 2022	Q3 2021	Q2 2022	Year-over-year	Quarter-over-quarter	Year-over-year	Quarter-over-quarter

Carbon Steel	405	399	408	1.5%	(0.7)%	(4.5)%	(7.8)%
Aluminum	49	50	51	(2.0)%	(3.9)%	19.5%	(4.7)%
Stainless Steel	56	68	63	(17.6)%	(11.1%)	5.5%	(10.3)%

	Net Sales (millions)
	Q3 2022	Q3 2021	Q2 2022	Year-over-year	Quarter-over-quarter

Carbon Steel	$834	$860	$911	(3.0)%	(8.5%)
Aluminum	$315	$269	$344	17.1%	(8.4)%
Stainless Steel	$370	$426	$464	(13.1)%	(20.3)%

First Nine Months 2022 Major Product Metrics
	Tons Shipped (thousands)			Average Selling Prices
	YTD 2022	YTD 2021	Year-over-year	Year-over-year

Carbon Steel	1,218	1,241	(1.9)%	23.7%
Aluminum	150	158	(5.1)%	30.5%
Stainless Steel	190	215	(11.6)%	36.0%

	Net Sales (millions)
	YTD 2022	YTD 2021	Year-over-year

Carbon Steel	$2,687	$2,213	21.4%
Aluminum	$966	$780	23.8%
Stainless Steel	$1,312	$1,092	20.1%

Earnings Call Information

Ryerson will host a conference call to discuss third quarter 2022 financial results for the period ended September 30, 2022, on Thursday, November 3rd, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,000 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Manager - Investor Relations:

Pratham Dear

312.292.5033

investorinfo@ryerson.com

Notes:

1EPS is Earnings per Share

2For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

3Free Cash Flow is defined as Net Cash provided by operating activities less capital expenditures. See Schedule 4

4 Net Debt is defined as Long Term Debt plus Short Term Debt less Cash and Cash Equivalents and excludes Restricted Cash

5Book value of Equity is defined as Total Assets less Total Liabilities

Legal Disclaimer

The contents herein are provided for general information purposes only and do not constitute an offer to sell or buy, or a solicitation of an offer to buy, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with the Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or buy, or a solicitation of an offer to buy, any Security in the United States, or to US persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events, including Russia’s invasion of the Ukraine and global trade sanctions; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2021, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2022		2021	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2022	2021

NET SALES	$1,543.1	$1,743.5	$1,575.1	$5,035.4	$4,141.4
Cost of materials sold	1,272.1	1,277.6	1,210.5	3,888.4	3,321.9
Gross profit	271.0	465.9	364.6	1,147.0	819.5
Warehousing, delivery, selling, general, and administrative	186.5	182.9	180.2	544.7	530.3
Gain on sale of assets (1)	—	(3.8)	—	(3.8)	(107.7)
OPERATING PROFIT	84.5	286.8	184.4	606.1	396.9
Other income and (expense), net (2)	(1.3)	(15.3)	(104.6)	(22.3)	(105.0)
Interest and other expense on debt	(7.6)	(8.3)	(13.7)	(26.2)	(40.8)
INCOME BEFORE INCOME TAXES	75.6	263.2	66.1	557.6	251.1
Provision for income taxes	20.5	66.8	16.1	142.3	62.2
NET INCOME	55.1	196.4	50.0	415.3	188.9
Less: Net income attributable to noncontrolling interest	—	—	0.3	0.2	1.0
NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$55.1	$196.4	$49.7	$415.1	$187.9
EARNINGS PER SHARE
Basic	$1.49	$5.20	$1.29	$11.00	$4.90
Diluted	$1.46	$5.10	$1.27	$10.78	$4.84
Shares outstanding - basic	37.1	37.8	38.5	37.7	38.3
Shares outstanding - diluted	37.8	38.5	39.1	38.5	38.8

Dividends declared per share	$0.150	$0.125	$0.080	$0.375	$0.080

Supplemental Data :
Tons shipped (000)	512	524	519	1,564	1,621
Shipping days	64	64	64	191	191
Average selling price/ton	$3,014	$3,327	$3,035	$3,220	$2,555
Gross profit/ton	529	889	703	733	506
Operating profit/ton	165	547	355	388	245
LIFO expense (income) per ton	(41)	(141)	197	(59)	179
LIFO expense (income)	(21.1)	(73.8)	102.3	(92.7)	290.9
Depreciation and amortization expense	14.5	14.5	13.8	42.5	40.5
Cash flow provided by (used in) operating activities	151.6	85.5	(20.7)	319.6	(71.8)
Capital expenditures	(28.4)	(24.0)	(11.7)	(71.2)	(25.0)

(1) The first nine months of 2021 includes a $107.7 million gain on the sale and leaseback of properties with net proceeds of approximately $163.2 million.

(2) The third quarter and the first nine months of 2021 include a $98.3 million pension settlement charge.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Fourth Quarter 2022 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	September 30,	December 31,
	2022	2021
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$50.9	$51.2
Restricted cash	1.2	1.2
Receivables, less provisions of $3.7 at September 30, 2022 and $2.2 at December 31, 2021	645.8	630.8
Inventories	933.1	832.1
Prepaid expenses and other current assets	70.0	77.7
Total current assets	1,701.0	1,593.0
Property, plant, and equipment, at cost	854.2	792.8
Less: accumulated depreciation	426.3	404.5
Property, plant, and equipment, net	427.9	388.3
Operating lease assets	242.4	211.1
Other intangible assets	41.2	42.2
Goodwill	125.0	124.1
Deferred charges and other assets	9.7	6.9
Total assets	$2,547.2	$2,365.6
Liabilities
Current liabilities:
Accounts payable	$511.4	$481.2
Salaries, wages, and commissions	61.6	76.6
Other accrued liabilities	91.5	133.4
Short-term debt	9.6	28.8
Current portion of operating lease liabilities	24.8	24.9
Current portion of deferred employee benefits	6.1	6.1
Total current liabilities	705.0	751.0
Long-term debt	467.3	610.5
Deferred employee benefits	152.6	163.3
Noncurrent operating lease liabilities	215.6	184.8
Deferred income taxes	98.5	94.1
Other noncurrent liabilities	15.6	17.3
Total liabilities	1,654.6	1,821.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,059,193 and 38,687,094 shares issued at September 30, 2022 and December 31, 2021, respectively	0.4	0.4
Capital in excess of par value	395.1	388.6
Retained earnings	722.6	321.7
Treasury stock, at cost - Common stock of 2,037,671 shares at September 30, 2022 and 292,932 shares at December 31, 2021	(60.2)	(8.4)
Accumulated other comprehensive loss	(172.9)	(165.1)
Total Ryerson Holding Corporation Stockholders' Equity	885.0	537.2
Noncontrolling interest	7.6	7.4
Total Equity	892.6	544.6
Total Liabilities and Stockholders' Equity	$2,547.2	$2,365.6

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2022		2021	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2022	2021

Net income attributable to Ryerson Holding Corporation	$55.1	$196.4	$49.7	$415.1	$187.9
Interest and other expense on debt	7.6	8.3	13.7	26.2	40.8
Provision for income taxes	20.5	66.8	16.1	142.3	62.2
Depreciation and amortization expense	14.5	14.5	13.8	42.5	40.5
EBITDA	$97.7	$286.0	$93.3	$626.1	$331.4
Gain on bargain purchase	(0.6)	—	—	(0.6)	—
Gain on sale of assets	—	(3.8)	—	(3.8)	(107.7)
Reorganization	0.6	0.6	0.6	1.6	1.9
Foreign currency transaction (gains) losses	0.5	0.7	—	1.2	(0.2)
Loss on retirement of debt	1.5	14.5	5.5	21.3	5.5
Pension settlement charge	—	—	98.3	—	98.3
Other adjustments	(0.1)	—	1.0	0.2	1.8
Adjusted EBITDA	$99.6	$298.0	$198.7	$646.0	$331.0

Adjusted EBITDA	$99.6	$298.0	$198.7	$646.0	$331.0
LIFO expense (income)	(21.1)	(73.8)	102.3	(92.7)	290.9
Adjusted EBITDA, excluding LIFO expense (income)	$78.5	$224.2	$301.0	$553.3	$621.9

Net sales	$1,543.1	$1,743.5	$1,575.1	$5,035.4	$4,141.4

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	5.1%	12.9%	19.1%	11.0%	15.0%

Gross profit	$271.0	$465.9	$364.6	$1,147.0	$819.5

Gross margin	17.6%	26.7%	23.1%	22.8%	19.8%

Gross profit	$271.0	$465.9	$364.6	$1,147.0	$819.5
LIFO expense (income)	(21.1)	(73.8)	102.3	(92.7)	290.9
Gross profit, excluding LIFO expense (income)	$249.9	$392.1	$466.9	$1,054.3	$1,110.4

Gross margin, excluding LIFO expense (income)	16.2%	22.5%	29.6%	20.9%	26.8%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, gain on bargain purchase, reorganization expenses, gain on sales of assets, loss on retirement of debt, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense, and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings per Share
(Dollars and Shares in Millions, Except Per Share Data)

	2022		2021	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2022	2021

Net income attributable to Ryerson Holding Corporation	$55.1	$196.4	$49.7	$415.1	$187.9

Gain on bargain purchase	(0.6)	—	—	(0.6)	—
Gain on sale of assets	—	(3.8)	—	(3.8)	(107.7)
Loss on retirement of debt	1.5	14.5	5.5	21.3	5.5
Pension settlement charge	—	—	98.3	—	98.3
Provision (benefit) for income taxes	(0.2)	(2.7)	(26.6)	(4.3)	1.0

Adjusted net income attributable to Ryerson Holding Corporation	$55.8	$204.4	$126.9	$427.7	$185.0

Adjusted diluted earnings per share	$1.48	$5.31	$3.25	$11.11	$4.77

Shares outstanding - diluted	37.8	38.5	39.1	38.5	38.8

Note: Adjusted net income and Adjusted earnings per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	2022		2021	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2022	2021

Net cash provided by (used in) operating activities	$151.6	$85.5	$(20.7)	$319.6	$(71.8)
Capital expenditures	(28.4)	(24.0)	(11.7)	(71.2)	(25.0)
Proceeds from sales of property, plant, and equipment	0.8	6.2	0.1	8.0	166.0
Free cash flow	$124.0	$67.7	$(32.3)	$256.4	$69.2

Market capitalization	$952.9	$788.9	$856.0	$952.9	$856.0

Free cash flow yield	13.0%	8.6%	(3.8%)	26.9%	8.1%

Note: Market capitalization is calculated using September 30, 2022, June 30, 2022, and September 30, 2021 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Fourth Quarter 2022 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Fourth Quarter 2022
	Low	High
Net income attributable to Ryerson Holding Corporation	$27	$30

Diluted earnings per share	$0.70	$0.78

Interest and other expense on debt	8	8
Provision for income taxes	10	11
Depreciation and amortization expense	15	15
EBITDA	$60	$64
Adjustments	—	—
Adjusted EBITDA	$60	$64
LIFO expense/(income)	(20)	(20)
Adjusted EBITDA, excluding LIFO income	$40	$44

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.